Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT REVISES FISCAL 2016 FULL YEAR GUIDANCE

Philadelphia, PA — March 23, 2016 — Lannett Company, Inc. (NYSE: LCI) today announced that it has revised its fiscal 2016 full-year guidance.

“We are pleased to see that shareholders have renewed confidence in our company,” said Arthur Bedrosian, chief executive officer of Lannett Company.  “We are a strong, profitable company, with some of the highest margins of our peers.  Having said that, we are experiencing softness in the generic drug market similar to that which a number of companies in our industry have recently reported.  In our case, certain key products face competitive pressure.  In addition, product launches anticipated in our fiscal 2016 third and fourth quarters will be temporarily delayed.  Accordingly, we now expect our operating performance for the fiscal 2016 full year will be below our previous expectations.

“Despite our revised assumptions, several near-term catalysts give us reason for optimism.  The delayed product launches are now scheduled for early in our fiscal 2017.  We have thus far replaced in excess of 30% of the revenues lost as a result of a key customer transitioning its purchases of certain product lines from Kremers Urban (KU) and we expect that amount to continue to climb.  Furthermore, our team has been invited to meet next week with this key customer in order to re-establish business relations, which has the potential to positively impact product sales across the company’s entire offering.  Lastly, we are making significant progress on integrating KU and improving efficiencies throughout the organization.”

Guidance for Fiscal 2016

Based on its current outlook the company revised its financial guidance for the fiscal 2016 full year as follows:

•                  Net sales in the range of $555 million to $565 million;

•                  Adjusted gross margin as a percentage of net sales of approximately 60.5% to 61.5%;

•                  Adjusted R&D expense in the range of $48 million to $50 million;

•                  Adjusted SG&A expense ranging from $59 million to $61 million;

•                  Adjusted interest expense of approximately $53 million;

•                  The adjusted effective tax rate for the full year in the range of 34% to 35%;

•                  Net sales and profitability are evenly split between the third and fourth quarters; and,

•                  Capital expenditures in fiscal 2016 in the range of $30 million to $40 million.

Use of Non-GAAP Financial Measures

This news release contains references to Non-GAAP financial measures, including adjusted gross margin, adjusted R&D, adjusted SG&A, adjusted interest expense and adjusted effective tax rate, which are financial measures that are not prepared in conformity with United States generally accepted accounting principles (U.S. GAAP).  The Company’s management believes that the presentation of Non-GAAP financial measures provides useful supplementary information regarding operational performance, because it enhances an investor’s overall understanding of the financial results for the Company’s core business.  Additionally, it provides a basis for the comparison of the financial results for the Company’s core business between current, past and future periods.  Non-GAAP financial measures should be considered only as a supplement to, and not as a substitute for or as a superior measure to, financial measures prepared in accordance with U.S. GAAP.

Adjusted amounts exclude, among others, the effects of (1) the amortization of purchased intangibles, (2) acquisition-related expenses and other purchase accounting entries, (3) non-cash interest expense, as well as (4) certain other items considered unusual or non-recurring in nature.

The company’s fiscal 2016 guidance has been provided only on a Non-GAAP basis.  This is due to the inherent difficulty of forecasting the timing or amount of items that would be included in the most directly comparable forward-looking GAAP financial measures.  Because a reconciliation is not available without unreasonable effort, it is not included in this release.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, realizing the expected benefits of optimizing operations, enhancing efficiencies or significantly reducing costs, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, including acquired products, and Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

# # #